SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

COMPUCREDIT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2009

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Shareholders of CompuCredit Corporation, which will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, on Thursday, May 7, 2009, commencing at 9:00 a.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna

Chief Executive Officer

COMPUCREDIT CORPORATION

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 7, 2009

Notice is hereby given that the Annual Meeting of Shareholders of CompuCredit Corporation, a Georgia corporation, will be held on Thursday, May 7, 2009, at 9:00 a.m., local time, at the company’s corporate headquarters, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328 for the following purposes:

1.	To elect nine directors for terms expiring at the 2010 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2009 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such shareholders is available for inspection by any shareholder during ordinary business hours at our principal place of business at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. The shareholder list also will be available for inspection by any shareholder at the time and place of the Annual Meeting. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rohit H. Kirpalani

Secretary

Atlanta, Georgia

April 6, 2009

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

COMPUCREDIT CORPORATION

Five Concourse Parkway, Suite 400

Atlanta, Georgia 30328

(770) 828-2000

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 7, 2009

GENERAL INFORMATION

The Board of Directors of CompuCredit Corporation, a Georgia corporation, is furnishing this Proxy Statement to the holders of its Common Stock, in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, at 9:00 a.m., local time, on Thursday, May 7, 2009, and at any and all adjournments thereof. You may obtain directions to the location of the Annual Meeting by visiting www.compucredit.com/2009AnnualMeeting or by contacting Jay Putnam at the address or telephone number listed above.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of CompuCredit prior to the Annual Meeting or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy card is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted “FOR” the election of the director nominees recommended by the Board of Directors and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

CompuCredit will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of CompuCredit, in person or by telephone, e-mail or facsimile transmission. CompuCredit also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 10, 2009. A copy of the 2008 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 7, 2009:

This Proxy Statement and the 2008 Annual Report to Shareholders are available at www.compucredit.com/2009AnnualMeeting.

Voting Rights

CompuCredit’s Common Stock is the only class of voting securities outstanding. The close of business on March 13, 2009 has been fixed as the Record Date for the determination of our shareholders entitled to notice of, and to vote at, the 2009 Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had outstanding 51,855,569 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders.

Quorum and Voting Requirements

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of votes entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board of Directors, and all nominees are current directors, standing for re-election. The election of directors requires a plurality of the votes cast, and the nine nominees receiving the greatest number of votes will be elected. Votes that are withheld, abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Action will be taken at the Annual Meeting for the election of nine directors. Each director elected at the Annual Meeting will serve until the 2010 Annual Meeting or until his successor is elected and qualified. Proxies can be voted for only nine nominees.

The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of Directors of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of CompuCredit of the nominees for election as directors are set forth below.

Nominees for Director

Gregory J. Corona, age 54. Mr. Corona became a director in 2002. Since 2004, Mr. Corona has been the Chairman of Accubuilt, Inc., and since 2001 a member of Paladin General Holdings, LLC, the General Partner of Paladin Capital Partners Fund, L.P., a private equity firm. Since 1985, Mr. Corona has held a variety of executive positions in industrial and media companies including the Chief Financial Officer and Chief Executive Officer positions. From 1978 to 1984, Mr. Corona held a variety of positions with the Finance Staff of the Ford Motor Company. Mr. Corona has served as a member of several Boards of Directors and Audit Committees and has received the Certificate of Director Education from the National Association of Corporate Directors.

Richard W. Gilbert, age 55. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its formation in 1996, became a director upon consummation of our initial public offering in 1999, and was named Vice Chairman of the Board in 2000. Mr. Gilbert has over 30 years experience in the consumer credit industry.

David G. Hanna, age 44. Chairman of the Board. Mr. Hanna has been the Chief Executive Officer of CompuCredit since its formation in 1996 and has been the Chairman of the Board since our initial public offering in 1999. Mr. Hanna has been in the consumer credit industry for over 19 years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an administrative services firm, and since 2006, as President of Hanna Capital, LLC, an investment firm. Mr. Hanna is the brother of Frank J. Hanna, III, who is a director.

Frank J. Hanna, III, age 47. Mr. Hanna became a director in 1999. Since 1992, Mr. Hanna has served as Chief Executive Officer of HBR Capital, Ltd., an administrative services firm, and since 2006, as Chief Executive Officer of Hanna Capital, LLC, an investment firm. Mr. Hanna is the brother of David G. Hanna, the Chief Executive Officer and Chairman of the Board of CompuCredit.

Richard R. House, Jr., age 45. Mr. House has been President of CompuCredit since 2000 and has been a director since 2002. Mr. House served as Chief Credit Officer from the time he joined CompuCredit in 1997 until being named President. Mr. House has over 22 years experience in the consumer credit industry.

Deal W. Hudson, Age 59. Dr. Hudson became a director in 2002. Since 2004, Dr. Hudson has been the Executive Director of the Morley Institute, a religious think tank, in Washington, D.C. Between 1995 and 2004, Dr. Hudson was the publisher and editor of the Morley Publishing Group, a religious publishing company.

Mack F. Mattingly, age 78. Senator Mattingly became a director in 1999. Senator Mattingly was elected to the United States Senate from the State of Georgia in 1981, where he served until 1987. Since 1993, Senator Mattingly has been a self-employed entrepreneur, speaker and author.

Nicholas B. Paumgarten, age 63. Mr. Paumgarten became a director in 2001. He is currently the Chairman of Corsair Capital, an investment fund company. From 1992 until 2006, Mr. Paumgarten was a Managing Director at J.P. Morgan Chase & Co., a commercial and investment banking firm, where he led a number of divisions, including the Financial Institutions Group, the Mergers & Acquisitions Group for the Americas and the Financial Institutions Group for Emerging Markets. He was also Chairman of J.P. Morgan Corsair II Capital Partners, L.P. until 2006. Mr. Paumgarten is also a director of Scripps Network Interactive and SPARTA Insurance.

Thomas G. Rosencrants, age 59. Mr. Rosencrants became a director in 1999. Since 1997, Mr. Rosencrants has been the Chairman and Chief Executive Officer of Greystone Capital Group, LLC, an investment firm. He is also the Chairman of Ravello Solutions, LLC, an insurance software firm. In addition, Mr. Rosencrants is a Chartered Financial Analyst.

The Board of Directors recommends a vote “FOR”

the nominees listed in Proposal One for election to the Board of Directors.

EXECUTIVE OFFICERS OF COMPUCREDIT

Our executive officers are elected annually and serve at the pleasure of the Board of Directors. The following sets forth certain information with respect to our executive officers. The biographies of Messrs. Hanna, Gilbert and House are provided above under “Proposal One: Election of Directors.”

David G. Hanna	44	Chief Executive Officer and Chairman of the Board
J.Paul Whitehead, III	47	Chief Financial Officer
Richard W. Gilbert	55	Chief Operating Officer and Vice Chairman of the Board
Richard R. House, Jr.	45	President and Director
Krishnakumar (“K.K.”) Srinivasan	49	President (Credit Cards)

J.Paul Whitehead, III, Chief Financial Officer. Mr. Whitehead became Chief Financial Officer in 2002. Mr. Whitehead has over 26 years of experience in financial, accounting, auditing, and tax-related matters. From 2001 to 2002 and, prior to that, from 1995 to 1999, Mr. Whitehead was a partner with Ernst & Young LLP, an accounting firm. From 1999 to 2001, he served as Chief Financial Officer and Chief Operating Officer of ZapMedia, Inc. During Mr. Whitehead’s approximately 13 year tenure with Ernst & Young, he performed and managed audits of a number of publicly held clients and managed audit and tax consulting teams of up to 25 professionals. At ZapMedia, he was responsible for all financial and administrative affairs of the company, including the establishment and oversight of all accounting, treasury and financial systems and processes, external financial reporting, accounting and information systems design and development of accounting policies and procedures. From April 1991 through July 1995, Mr. Whitehead served as a political appointee to the United States Department of the Treasury. He earned an MS in Taxation from Georgetown University and graduated, magna cum laude, with a BBA in Accounting from the University of Georgia.

Krishnakumar (“K.K.”) Srinivasan, President (Credit Cards). Mr. Srinivasan became President (Credit Cards) in January 2007. Mr. Srinivasan served as Executive Vice President and Chief Credit Officer of CompuCredit from 2004 to January 2007. He was the President and Chief Executive Officer of Creditlogistics India Private Limited (formerly CreditInfo Support Services India Private Limited), a subsidiary of CompuCredit, from 2003 until 2004. Mr. Srinivasan served as Chief Credit Officer of CompuCredit from February 2001 until December 2003. From 1998 to 2001, he was the founder and Chief Executive Officer of ForeTell, Inc., a credit and internet consulting company.

CORPORATE GOVERNANCE

We have established corporate governance practices designed to serve the best interests of CompuCredit and our shareholders. We are in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market. Our current Code of Business Conduct and Ethics and charters for certain committees of the Board of Directors are available on our corporate website at www.compucredit.com under the heading “For Investors.”

Set forth below is information regarding the meetings of the Board of Directors during 2008, a description of the Board’s standing committees and additional highlights of our corporate governance policies and procedures.

Committees and Meetings of the Board of Directors

Board Composition.    The Board of Directors presently consists of nine members elected by holders of Common Stock. The current members of the Board of Directors are Gregory J. Corona, Richard W. Gilbert, David G. Hanna, Frank J. Hanna, III, Richard R. House, Jr., Deal W. Hudson, Mack F. Mattingly, Nicholas B. Paumgarten and Thomas G. Rosencrants. The Board has determined that the following directors, who constitute a majority of the Board (five), are independent in accordance with the Nasdaq and SEC rules governing director independence: Gregory J. Corona, Deal W. Hudson, Mack F. Mattingly, Nicholas B. Paumgarten and Thomas G. Rosencrants.

Meetings of the Board of Directors.    During fiscal year 2008, the Board of Directors met eight times. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees.    Our Board of Directors currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board of Directors has determined that each director serving on the Audit, Compensation and Nominating and Corporate Governance committees is an independent director.

Audit Committee.    The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters. The Audit Committee operates under a written charter, a copy of which is available on our website at www.compucredit.com under the heading “For Investors.” Under the charter, the committee’s principal responsibilities include reviewing our financial statements, reports and releases; reviewing with the independent auditor all critical accounting policies and alternative treatments of financial information under generally accepted accounting principles; appointing, compensating, retaining and overseeing the work of the independent auditor; and monitoring and overseeing our Code of Business Conduct and Ethics.

The Audit Committee met 18 times during 2008. The current members of the Audit Committee are Thomas G. Rosencrants (Chairman), Gregory J. Corona and Deal W. Hudson. The Board of Directors has determined that Mr. Rosencrants is an “audit committee financial expert,” as that term is defined in SEC rules.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in identifying qualified director candidates and developing and monitoring our corporate governance policies. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.compucredit.com under the heading “For Investors.” Under the charter, the committee’s principal responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending candidates for re-election as directors; monitoring and recommending corporate governance and other Board and company practices; and overseeing performance reviews of the Board of Directors as a whole, its committees and the individual directors.

With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has opted against developing a formalized process. Instead, in keeping with the prior practice of the Board, the committee and our senior management have recommended candidates whom they are aware of personally or by reputation.

Similarly, with respect to the evaluation of director nominee candidates by the Nominating and Corporate Governance Committee, the committee has opted against adopting formal requirements or minimum standards regarding the evaluation of potential directors. Rather, the committee will consider each candidate on his or her own merits on a case-by-case basis. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider. Some of these factors include the candidates’:

•	professional experience, particularly experience that is germane to our business, such as credit services, legal, human resources, finance, marketing, and regulatory experience;

•	ability to qualify as an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that we face;

•	contribution to diversity on the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	availability and the ability to attend meetings in person; and

•	current membership on our Board of Directors due to the fact that the Board values continuity (but not entrenchment).

The Nominating and Corporate Governance Committee does not assign a particular weight to the individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board of Directors.

The Nominating and Corporate Governance Committee met five times during 2008. The current members of the Nominating and Corporate Governance Committee are Gregory J. Corona (Chairman), Deal W. Hudson, Mack F. Mattingly and Nicholas B. Paumgarten.

Compensation Committee.    The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors. The Compensation Committee does not operate under a written charter. The Compensation Committee met eight times during 2008. The current members of the Compensation Committee are Mack F. Mattingly (Chairman), Nicholas B. Paumgarten and Thomas G. Rosencrants. For more information on the Compensation Committee, see “Compensation Discussion and Analysis.”

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional highlights of our corporate governance policies and procedures are set forth below:

Code of Ethics.    Our Code of Business Conduct and Ethics (the “Code of Ethics”) applies to all of our directors, executive officers and employees. The Code of Ethics is available on our website at www.compucredit.com under the heading “For Investors.” We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Controller, on our website within four business days following such amendment or waiver.

Executive Sessions of Independent Directors.    The Board of Directors has scheduled regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The independent directors are responsible for establishing the agenda at executive sessions. The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Committee Authority to Retain Independent Advisors.    Each of the Audit Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by CompuCredit.

Whistleblower Procedures.    The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans.    We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings.    It is the policy of CompuCredit and our Board of Directors that all directors attend the Annual Meeting of Shareholders and be available for questions from shareholders, except in the case of unavoidable conflicts. Eight of our nine directors attended our 2008 Annual Meeting of Shareholders.

Process for Shareholders to Send Communications to the Board.    We encourage shareholder communication with the Board of Directors. Any shareholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of CompuCredit at our principal executive offices. Any communication should indicate that you are a CompuCredit shareholder and clearly specify whether it is intended to be made to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Shareholders.    We welcome recommendations for director candidates from shareholders. In order to make a recommendation, a shareholder should submit the following information to the Nominating and Corporate Governance Committee of the Board of Directors:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of CompuCredit;

•

the name of the recommending shareholder as it appears in our books, the number of shares of Common Stock that is owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name (if the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

This information should be sent to the Nominating and Corporate Governance Committee, c/o Rohit H. Kirpalani, Secretary at our principal executive offices, who will forward it to the chairperson of the committee. The committee does not necessarily respond to shareholder recommendations.

REPORT OF AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of CompuCredit’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.compucredit.com under the heading “For Investors.” The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for CompuCredit’s internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of CompuCredit’s consolidated financial statements in accordance with generally accepted auditing standards and performing an audit of internal controls in accordance with the Public Company Accounting Oversight Board and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the committee certify that the independent auditor is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that CompuCredit’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

CompuCredit’s independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in CompuCredit’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

Thomas G. Rosencrants, Chairman

Gregory J. Corona

Deal W. Hudson

AUDITOR FEES

The Audit Committee has selected BDO Seidman, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We first engaged BDO in 2002 on the recommendation of the Audit Committee, and it has served as our principal accounting firm since that date. A representative of BDO is expected to be present at the 2009 Annual Meeting of Shareholders and will be available to respond to appropriate questions. The representative also will have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

Audit Fees.    The aggregate fees billed by BDO for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of the effectiveness of our internal control over financial reporting and the reviews of the financial statements included in our quarterly reports on Form 10-Q totaled $1,049,011 for the fiscal year ended December 31, 2008 and $764,000 for the fiscal year ended December 31, 2007.

Audit-Related Fees.    The aggregate fees billed by BDO related to assurance and similar services totaled $317,529 for the fiscal year ended December 31, 2008 and $289,044 for the fiscal year ended December 31, 2007. These fees were principally related to audit work in connection with our 401(k) defined contribution plan, agreed upon procedures as required by our lenders, securitization investors and trustees, accounting guidance and consultation as well as various reimbursable expenses.

Tax Fees.    The aggregate fees billed by BDO for professional services rendered for tax compliance, tax advice or tax planning totaled $0 for the fiscal year ended December 31, 2008 and $0 for the fiscal year ended December 31, 2007.

All Other Fees.    The aggregate fees billed by BDO for project consultations were $30,818 for the fiscal year ended December 31, 2008 and $0 for the fiscal year ended December 31, 2007.

All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

COMPENSATION DISCUSSION AND ANALYSIS

References in this Proxy Statement to “named executive officers” refer to our Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer) and three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the last completed fiscal year. Our named executive officers are David G. Hanna, J.Paul Whitehead, III, Richard W. Gilbert, Richard R. House, Jr. and K.K. Srinivasan.

Compensation Philosophy

The Compensation Committee believes that executive compensation must (i) provide a strong incentive for executives to achieve CompuCredit’s goals, (ii) reward executives with equity interests in CompuCredit and align their interests with shareholder interests to build shareholder value and (iii) attract and retain key executives critical to CompuCredit’s long-term success.

Overview of CompuCredit’s Executive Compensation

Historically, we have compensated Messrs. Hanna and Gilbert differently than the other named executive officers. The Compensation Committee believes that the significant stock holdings of Messrs. Hanna and Gilbert serve as the most effective incentive for their individual performance and their commitment to increasing shareholder value. Therefore, in the past, Messrs. Hanna and Gilbert have received relatively nominal annual salaries and have not received equity compensation awards. The Compensation Committee does not have any current plans to change the manner in which Messrs. Hanna and Gilbert are compensated.

For its other named executive officers, Messrs. Whitehead, House and Srinivasan, the Compensation Committee has designed individual compensation packages that it believes are competitive with other positions in the marketplace that are suitable for each executive based on his skills and experience.

Under Mr. Whitehead’s employment agreement, he is entitled to an annual salary of $800,000. In addition, his employment agreement provided for an award of up to $500,000 in restricted stock in each of 2005, 2006 and 2007. Mr. Whitehead’s employment agreement does not provide for, and the Compensation Committee has not granted, any equity compensation awards to Mr. Whitehead after 2007.

In May 2006, the Compensation Committee raised Mr. House’s annual salary to $1,000,000 and granted him significant restricted stock and stock option awards. Mr. House’s equity awards vest in whole on the fifth anniversary of the grant date—May 9, 2011. The Compensation Committee has not granted any additional equity awards to Mr. House since May 2006.

In January 2007, we entered into a new employment agreement with Mr. Srinivasan, which raised his annual salary to $700,000 and provided for a target bonus with respect to performance in each fiscal year from 2007 to 2011. The target bonus is expressed in dollars and is payable in shares of restricted stock. The amount of the bonus awarded to Mr. Srinivasan is based upon the achievement of annual performance goals. For 2007, the performance goals, which were based on the managed income of our credit card business, were not achieved, and Mr. Srinivasan did not receive any of this bonus. In April 2008, Mr. Srinivasan agreed to accept stock options, in lieu of the target bonus provided under his employment agreement, for performance in 2008. For performance in 2009, Mr. Srinivasan will be eligible to receive the target bonus provided in his employment agreement.

The Compensation Committee Process

The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations. The Compensation Committee has not used any compensation consultant in setting executive salaries, or in determining other components of executive compensation, nor does it seek formally to benchmark the compensation of our executive officers against compensation paid by other companies to their executives.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	preparing information for Compensation Committee meetings;

•	establishing business performance targets and objectives;

•	providing background information regarding CompuCredit’s strategic objectives; and

•	recommending salary levels and equity awards.

From time to time, the Compensation Committee invites members of management, including Mr. Hanna, Mr. Whitehead and Rohit Kirpalani, our General Counsel, to attend all or a portion of its meetings. Typically, Mr. Hanna reviews the performance of senior management and makes recommendations on compensation levels. Mr. Whitehead assists the committee in setting performance targets and advising on accounting and tax matters. Mr. Kirpalani advises the committee on legal matters and prepares documents for the committee’s consideration. In addition, all three of these officers answer questions posed by the committee.

In the past, the Compensation Committee has authorized Mr. Hanna to negotiate employment agreements with senior executive officers (other than himself). Typically, the negotiated employment agreements are subject to review and approval by the Compensation Committee.

Base Compensation

As discussed above, the Compensation Committee does not believe that increases in the salaries of Messrs. Hanna and Gilbert would further motivate them. Therefore, the annual salaries for Messrs. Hanna and Gilbert have remained the same, at $50,000 and $175,000, respectively, since 1997.

In determining the annual salary of Messrs. Whitehead, House and Srinivasan, the Compensation Committee considers a number of factors, many of which are subjective. These factors include:

•	the executive officer’s level of equity interest in CompuCredit;

•	the recent and historical equity compensation awards granted to the executive officer;

•	the Compensation Committee’s performance evaluation of the executive officer; and

•	the Compensation Committee’s assessment of the executive officer’s value to the organization and any planned change in functional responsibilities of the executive officer.

In October 2008, the Compensation Committee raised Mr. Whitehead’s annual salary to $800,000. Given Mr. Whitehead’s background in the professional services industry, where a large portion of overall compensation is composed of cash, the Compensation Committee determined that a salary increase would be more effective than an equity award in 2008 to incentivize Mr. Whitehead. The Compensation Committee intends to review periodically the salary and equity components of Mr. Whitehead’s compensation package.

In May 2006, the Compensation Committee raised the annual salary of Mr. House to $1,000,000. In January 2007, Mr. Srinivasan entered into a new employment agreement that raised his annual salary to $700,000.

The annual salaries of the named executive officers for the past three years are provided below under “Executive and Director Compensation—Executive Compensation.”

Performance-Based Compensation

Overview

The Compensation Committee’s objective generally is to have a substantial portion of each officer’s compensation contingent upon CompuCredit’s performance as well as upon his or her own level of performance and contribution towards CompuCredit’s performance.

Type of Equity Compensation Awards

Prior to 2004, our primary type of equity compensation was stock options. We selected this form because of the then favorable accounting and tax treatments and the near universal expectation by employees that they would receive stock options. In 2004, the Compensation Committee carefully analyzed the relative incentive value of various types of equity awards and concluded that grants of restricted stock generally would be more effective than grants of stock options in aligning the interests of the grantees with those of our shareholders. This determination reflects the view that large option grants are necessary to provide the intended incentive, which result in greater dilution to our shareholders over time than the dilution that occurs in connection with restricted stock awards and other forms of equity compensation. Further, in light of the changes to accounting rules that now require that stock options be expensed by the issuer, the Compensation Committee determined that a primary reliance on stock options for incentive compensation would be too costly.

Restricted stock grants, on the other hand, award the grantee shares of Common Stock that are subject to restrictions on ownership (as opposed to the right to purchase a share of Common Stock at a later date at a stated price) and, accordingly, use a relatively smaller number of shares to achieve a comparable, and arguably greater, incentive result, lessening the dilutive impact and cost to us. Additionally, the Compensation Committee believes that restricted stock awards ultimately will increase the equity ownership of our executive officers, which is consistent with the committee’s overall compensation philosophy. As a result, since late 2004, the Compensation Committee predominantly has awarded restricted stock, rather than stock options.

Prior to 2008, our equity incentive plans only allowed for restricted stock and stock option awards. In 2008, we adopted the CompuCredit Corporation 2008 Equity Incentive Plan, which we refer to as the “2008 Plan.” Under the 2008 Plan, we can award: (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; and (v) other stock or cash-based incentive awards. We primarily have awarded restricted stock and restricted stock units under the 2008 Plan. For the foreseeable future, the Compensation Committee expects to continue to use restricted stock and restricted stock units as the primary types of equity incentives, but may grant other types of awards, including stock options, from time to time.

Size of Equity Compensation Awards

In the past three years, Messrs. Whitehead, House and Srinivasan have been the only named executive officers to receive equity compensation awards. The Compensation Committee has used different criteria for each of these officers to determine the size of those equity compensation awards.

Mr. Whitehead’s employment agreement provided for an award of up to $500,000 in restricted stock in each of 2005, 2006 and 2007. In each of those three years, the Compensation Committee granted Mr. Whitehead a restricted stock award with the full award date value of $500,000. Mr. Whitehead’s employment agreement does not provide for, and the Compensation Committee has not granted, any equity compensation awards to Mr. Whitehead after 2007. The size of any future equity awards likely will be based on Mr. Whitehead’s overall compensation and his performance, including his management of our accounting and finance departments, including the quality and timeliness of recurring department responsibilities.

In May 2006, the Compensation Committee granted Mr. House a significant award of restricted stock and stock options. Given the size of that award, the Compensation Committee has not granted any additional equity awards to Mr. House since May 2006. The Compensation Committee will review periodically Mr. House’s compensation and may grant equity awards to him in the future. The size of any future equity awards likely will be based on Mr. House’s performance and on CompuCredit’s performance, particularly the financial performance of CompuCredit’s credit card line of business.

Mr. Srinivasan’s employment agreement provides that he is eligible for a bonus with respect to performance in each fiscal year from 2007 to 2011 and provides a target bonus for each of those years. The target bonus is expressed in dollars and is payable in shares of restricted stock based on the fair market value of our Common Stock on the last day of the fiscal year in which the bonus was earned. The amount of the bonus awarded to Mr. Srinivasan is based upon the achievement of annual performance goals, which must be agreed to at the beginning of each year.

For 2007, Mr. Srinivasan’s target bonus was $1,850,000. The performance goals that determined his 2007 bonus were based on the managed income of our credit card business. The established performance goals were not achieved for 2007, and none of this bonus was earned. In April 2008, Mr. Srinivasan agreed to accept stock options to purchase 200,000 shares of Common Stock, in lieu of the target bonus provided under his employment agreement, for 2008 performance. The Compensation Committee determined that this was the optimal means of motivating Mr. Srinivasan to achieve CompuCredit’s goals in light of all circumstances, including market conditions. The Compensation Committee currently expects that the size of Mr. Srinivasan’s equity awards for performance in 2009, 2010 and 2011 will be based on the target bonuses provided under his employment agreement and the achievement of annual performance goals agreed to by Mr. Srinivasan.

Information regarding the amounts of equity compensation that have been awarded to the named executive officers in the past three years is provided below under “Executive and Director Compensation—Executive Compensation.”

Cash Bonuses

We do not maintain an annual performance-based cash compensation program for our named executive officers. Moreover, we have not awarded any cash bonuses to named executive officers in the past three years. However, the Compensation Committee may award this type of bonus in the future if it believes that it would be beneficial to the company.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our named executive officers the following benefits and perquisites:

Medical Insurance.    We provide to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to our other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.

Life and Disability Insurance.    We provide each named executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Defined Contribution Plan.    We and our designated affiliates offer a 401(k) Savings/Retirement Plan, which is a tax-qualified retirement plan, to eligible employees. The 401(k) Plan permits eligible employees to defer a portion of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We make matching contributions to the 401(k) Plan up to 1.5% of the maximum amount of an employee’s compensation that is eligible for matching contributions. In 2008, the maximum matching grant to a named executive officer was $3,450.

Other.    We make available certain other perquisites or fringe benefits to executive officers and other employees, such as the payment of long-term disability insurance premiums and the personal use of a mobile phone. For a discussion of the personal use of charter jet service by our Chief Executive Officer, see “Compensation Discussion and Analysis—Compensation of the Chief Executive Officer” below.

Compensation of the Chief Executive Officer

Consistent with CompuCredit’s compensation philosophy, the Compensation Committee believes that David G. Hanna’s significant stock holdings provide him with a strong incentive to achieve CompuCredit’s goals. Mr. Hanna has received an annual salary of $50,000 since 1997 and historically has not received equity compensation awards. In light of this nominal compensation, in 2005 the Compensation Committee authorized the use of charter jet service by Mr. Hanna and his family for personal purposes and at our expense. Originally, Mr. Hanna was permitted usage of the charter jet service up to an amount equal in value to $200,000 per year, as determined for income tax purposes (which is different from the value shown in the Summary Compensation Table that reflects the incremental cost to CompuCredit). Since 2005, the value of this benefit was diminished by increases in the cost of fuel and inflation in other airplane related costs. Therefore, in May 2008, the Compensation Committee restructured the charter jet service benefit to permit Mr. Hanna and his family to use up to 200 hours of charter jet service per calendar year.

Severance Arrangements

We do not have any severance agreements or other arrangements with Messrs. Hanna and Gilbert.

Pursuant to his employment agreement, if Mr. Whitehead is terminated without “cause” or if Mr. Whitehead terminates his employment for “good reason,” he will be entitled to receive (i) his then current base salary for 12 months from the date of his termination; plus, (ii) an amount equal to the largest cash bonus he received since December 23, 2008. In addition, he will become fully vested in all equity awards that he has received and we will continue Mr. Whitehead’s medical, disability and life insurance benefits for 24 months from the date of his termination, unless earlier he becomes eligible for such benefits with another employer. If Mr. Whitehead is terminated for “cause” or if Mr. Whitehead terminates his employment without “good reason,” he will be entitled to receive a portion of any previously agreed upon bonus, provided he worked for CompuCredit at least six months during the fiscal year in which the termination occurs. If Mr. Whitehead’s employment is terminated by his “disability,” (i) his restricted stock awards will vest immediately, (ii) he will be entitled to receive his salary for three months and (iii) he will be entitled to receive a portion of any previously agreed upon bonus, provided he worked for CompuCredit at least six months during the fiscal year in which the termination occurs. If Mr. Whitehead’s employment is terminated by his death, (i) his restricted stock awards will vest immediately and (ii) his estate will be entitled to receive a portion of any previously agreed upon bonus, provided he worked for CompuCredit at least six months during the fiscal year in which his death occurs.

No severance or other benefits will be paid by CompuCredit to Mr. House upon his termination of employment. However, in the event that Mr. House’s employment is terminated by his death or “disability” or by CompuCredit other than for “cause,” Mr. House’s restricted stock award will vest immediately. Termination of Mr. House’s employment for any reason will not accelerate the vesting of Mr. House’s stock options.

Pursuant to his employment agreement, if Mr. Srinivasan is terminated without “cause” or if Mr. Srinivasan terminates his employment for “good reason,” he will be entitled to receive (i) his then current base salary for the lesser of the time from the termination date through December 31, 2011, or 24 months from the date of his termination; plus, (ii) a restricted stock grant prorated for the period served for the calendar year in which the termination occurs. In addition, he will become fully vested in all equity awards that he has received and we will continue Mr. Srinivasan’s medical, disability and life insurance benefits for 24 months from the date of his termination, unless earlier he becomes eligible for such benefits with another employer. If Mr. Srinivasan’s employment is terminated by his “disability,” (i) his restricted stock that was awarded prior to the commencement of the disability will vest immediately and (ii) he will be entitled to receive his salary for three months. If Mr. Srinivasan’s employment is terminated by his death, his restricted stock awards will vest immediately.

Change of Control Arrangements

Other than in Mr. Srinivasan’s employment agreement, there are no change of control agreements between CompuCredit and any of our named executive officers. Mr. Srinivasan’s employment agreement provides that his restricted stock and restricted stock units will vest immediately upon a change of control and be redeemed by CompuCredit. In addition, the equity award agreements for the named executive officers provide that all unvested equity awards will vest immediately upon a change of control, except for the restricted stock award granted to Mr. House in May 2006. Upon a change of control, 20% of Mr. House’s May 2006 restricted stock award will vest for each year (or part thereof) that has passed between the date of grant and the date of the change of control.

Compensation Recovery Policy

The Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek the return of appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Policies Regarding Equity Compensation Awards

The Compensation Committee grants the majority of equity compensation awards to employees in February of each year. However, since the timing of grants to named executive officers is sometimes dictated by employment agreements and these grants require additional consideration, grants to named executive officers occur at different intervals throughout the year.

For restricted stock awarded in February, the number of shares of restricted stock granted generally is determined based on the dollar value of the award divided by the average of the closing prices of our Common Stock on the NASDAQ Global Select Market during the prior month of January. The number of shares of restricted stock awarded at other times of the year is determined based on the dollar value of the award divided by the closing price of our Common Stock on the NASDAQ Global Select Market on the date of grant. The exercise price for stock options is determined by reference to the closing price of our Common Stock on the NASDAQ Global Select Market on the date of grant.

No Policies Regarding Equity Ownership and Hedging

CompuCredit does not have any equity or other security ownership requirements or guidelines that specify applicable amounts or forms of ownership. We do not have any policies regarding hedging the economic risk of equity ownership.

Policies Regarding Tax Deductibility of Compensation

Within our performance-based compensation program, we aim to compensate the named executive officers in a manner that is tax-effective for us. Section 162(m) of the Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is performance-based. Also, this limitation does not apply to Mr. Whitehead’s compensation because chief financial officers are exempted from the application of Section 162(m).

The non-performance-based compensation paid in cash to our executive officers for the 2008 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance-based compensation to be paid in cash to our executive officers for fiscal 2009 will exceed that limit. In addition, the Compensation Committee does not anticipate that non-performance-based compensation to be paid in restricted stock or in stock options to our executive officers for fiscal 2009 will exceed the $1 million limit per officer. However, the occurrence of certain events, including a change of control of CompuCredit or a significant increase in the value of our Common Stock, could cause certain compensation to exceed the limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mack F. Mattingly, Chairman

Nicholas B. Paumgarten

Thomas G. Rosencrants

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our named executive officers. For each executive officer’s existing stock ownership as of the Record Date, see “Security Ownership of Certain Beneficial Owners and Management.” Each of the named executive officers has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of each named executive officer’s employment agreement, see “Executive and Director Compensation—Named Executive Officer Employment Agreements.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
David G. Hanna Chief Executive Officer and Chairman of the Board	2008	$50,000	—	—	$989,474	(1)	$1,039,474
	2007	50,000	—	—	1,098,805	(1)	1,148,805
	2006	50,000	—	—	1,005,636	(1)	1,055,636

J.Paul Whitehead III Chief Financial Officer	2008	$472,308	—	—	$5,240	(2)	$477,548
	2007	400,000	$499,994	—	5,463	(2)	905,457
	2006	413,462	500,016	—	6,122	(2)	919,600

Richard W. Gilbert Vice Chairman and Chief Operating Officer	2008	$175,000	—	—	$2,625	(3)	$177,625
	2007	175,000	—	—	2,625	(3)	177,625
	2006	175,000	—	—	2,574	(3)	177,574

Richard R, House, Jr. President	2008	$1,000,000	—	—	$3,450	(3)	$1,003,450
	2007	1,000,000	—	—	3,375	(3)	1,003,375
	2006	814,616	$10,553,266	$8,168,432	3,300	(3)	19,539,614

K.K. Srinivasan President (Credit Cards)	2008	$700,000	—	$432,000	$3,450	(3)	$1,135,450
	2007	700,000	$720,036	—	3,375	(3)	1,423,411
	2006	400,000	733,798	—	3,300	(3)	1,137,098

(1)	Reflects (i) $988,724, $1,098,055 and $1,004,900 for 2008, 2007 and 2006, respectively, for the use by Mr. Hanna and members of his family, including Frank J. Hanna, III, of charter jet service for personal purposes and at our expense at an incremental cost to us, which is calculated based on the total flight costs charged by the charter companies, including cost per flight hour charge specified in the lease agreement, fuel surcharge, catering, international fees and federal excise tax and (ii) $750, $750 and $736 for 2008, 2007 and 2006, respectively, for matching contributions to the CompuCredit 401(k) Plan.
(2)	Reflects (i) $1,790, $2,088 and $2,822 for 2008, 2007 and 2006, respectively, for long-term disability insurance premiums paid by us and personal use of a mobile phone provided by us and (ii) $3,450, $3,375 and $3,300 for 2008, 2007 and 2006, respectively, for matching contributions to the CompuCredit 401(k) Plan.
(3)	Reflects our matching contributions to the CompuCredit 401(k) Plan.

The following table sets forth information concerning grants of plan-based awards to our named executive officers in 2008. The award of stock options to Mr. Srinivasan was made under our 2003 Stock Option Plan and is exercisable from January 1, 2010 to April 9, 2013.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
		Threshold (#)	Target (#)	Maximum (#)
David G. Hanna	—	—	—	—	—	—
J.Paul Whitehead III	—	—	—	—	—	—
Richard W. Gilbert	—	—	—	—	—	—
Richard R, House, Jr.	—	—	—	—	—	—
K.K. Srinivasan	4/9/08	200,000	200,000	200,000	$8.66	$432,000

The following table sets forth information concerning outstanding equity awards held by our named executive officers as of December 31, 2008.

Outstanding Equity Awards at December 31, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David G. Hanna	—	—		—	—	—		—
J.Paul Whitehead III	—	—		—	—	45,582	(2)	$252,068
Richard W. Gilbert	—	—		—	—	—		—
Richard R, House, Jr.	—	500,000	(3)	$40.99	5/9/2013	250,000	(4)	$1,382,500
K.K. Srinivasan	—	200,000	(5)	$8.66	4/9/2013	19,234	(6)	$106,364

(1)	The value of restricted stock shares was calculated based on $5.53, the closing price of CompuCredit’s Common Stock on December 31, 2008.
(2)	Mr. Whitehead’s restricted stock vests as follows: (i) 15,020 shares on November 3, 2009 and (ii) 30,562 shares on November 5, 2010.
(3)	Mr. House’s unexercisable options vest on May 9, 2011.
(4)	Mr. House’s restricted stock vests on May 9, 2011.
(5)	Mr. Srinivasan’s unexercisable options vest on January 1, 2010.
(6)	Mr. Srinivasan’s restricted stock vests as follows: (i) 6,639 shares on February 14, 2009, (ii) 5,956 shares on February 16, 2009 and (iii) 6,639 shares on February 14, 2010.

The following table sets forth information concerning options that were exercised by our named executive officers during 2008 and stock awards held by our named executive officers that vested during 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David G. Hanna	—	—	—	—
J.Paul Whitehead III	—	—	11,862	$35,467
Richard W. Gilbert	—	—	—	—
Richard R, House, Jr.	—	—	7,445	$81,597
K.K. Srinivasan	—	—	18,540	$207,448

Potential Payments Upon Termination or Change-in-Control

As described under “Executive and Director Compensation—Named Executive Officer Employment Agreements,” we have entered into employment agreements with Messrs. Hanna, Whitehead, Gilbert, House and Srinivasan. The agreements provide for certain payments and other benefits if a named executive officer’s employment with CompuCredit is terminated under circumstances specified in his respective agreement. In addition, the equity award agreements with Messrs. Whitehead, House and Srinivasan and the employment agreement with Mr. Srinivasan contain provisions that accelerate the vesting of equity awards upon certain events, including termination or a “change of control.”

The following table quantifies the payments and benefits that each named executive officer would receive assuming his respective employment were terminated, or upon a change of control, on the last day of our most recent fiscal year, December 31, 2008, for the reason set forth in each of the columns.

	Termination Due to Disability or Death		Termination Without Cause or With Good Reason		Termination With Cause or Without Good Reason		Change of Control(1)
David G. Hanna

Salary	—	(2)	$4,167	(3)(4)	—	(2)	—
Bonus	—		—		—		—
Value of acceleration of unvested equity awards	—		—		—		—
Health and welfare benefits	—		$503	(3)	—		—

Total	—		$4,670		—		—

J.Paul Whitehead, III

Salary	$200,000	(5)	$800,000	(6)	—	(2)	—
Bonus	—		—		—		—
Value of acceleration of unvested equity awards	$252,068	(7)	$252,068	(7)	—		$252,068	(7)
Health and welfare benefits	—		$15,927	(8)	—		—

Total	$452,068		$1,067,995		—		$252,068

	Termination Due to Disability or Death		Termination Without Cause or With Good Reason		Termination With Cause or Without Good Reason		Change of Control(1)
Richard W. Gilbert

Salary	—	(2)	$14,583	(3)(4)	—	(2)	—
Bonus	—		—		—		—
Value of acceleration of unvested equity awards	—		—		—		—
Health and welfare benefits	—		$357	(3)	—		—

Total	—		$14,940		—		—

Richard R. House, Jr.

Salary	—	(2)	$83,333	(3)(4)	—	(2)	—
Bonus	—		—		—		—
Value of acceleration of unvested equity awards	$1,382,500	(7)	$1,382,500	(7)	—		$829,500	(9)
Health and welfare benefits	—		$547	(3)	—		—

Total	$1,382,500		$1,466,380		—		$829,500

K.K. Srinivasan

Salary	$175,000	(5)	$1,400,000	(10)	—	(2)	—
Bonus	—		—	(11)	—		—
Value of acceleration of unvested equity awards	$106,364	(7)	$106,364	(7)	—		$106,364	(7)(12)
Health and welfare benefits	—		$13,132	(8)	—		—

Total	$281,364		$1,519,496		—		$106,364

(1)	Assumes that the named executive officer is not terminated in connection with the change of control. If the named executive officer is terminated in connection with a change of control, the termination may qualify as a termination without cause or with good reason.
(2)	The named executive officer is entitled to any salary earned up until his termination.
(3)	The named executive officer may be terminated on 30 days notice. The amount shown represents the amount required to be paid during this 30 day termination period.
(4)	If CompuCredit pays the named executive officer his salary for one year after the termination date, the named executive officer will be bound by a covenant against competition.
(5)	The named executive officer is entitled to three months of salary if he is terminated due to disability. If termination is due to death, he is entitled to any salary earned up until his termination.
(6)	Mr. Whitehead is entitled to receive his annual salary for 12 months.
(7)	Represents the immediate vesting of all restricted stock held by the named executive officer as of December 31, 2008. The value of restricted stock shares was calculated based on $5.53, the closing price of CompuCredit’s Common Stock on December 31, 2008. For more information regarding the restricted stock held by the named executive officer as of December 31, 2008, see “Executive and Director Compensation—Executive Compensation—Outstanding Equity Awards at December 31, 2008.”
(8)	Represents the cost of providing medical, disability and life insurance benefits to the named executive officer for a period of 24 months following termination.
(9)	Represents the immediate vesting of restricted stock in an amount equal to 20% of the shares held by Mr. House as of December 31, 2008 for each year (or part thereof) that has passed since the date of grant. The value of restricted stock shares was calculated based on $5.53, the closing price of CompuCredit’s Common Stock on December 31, 2008. For more information regarding the restricted stock held by Mr. House as of December 31, 2008, see “Executive and Director Compensation—Executive Compensation—Outstanding Equity Awards at December 31, 2008.”
(10)	Mr. Srinivasan is entitled to receive his annual salary for 24 months.

(11)	Upon a termination without cause or with good reason, Mr. Srinivasan is entitled to receive a restricted stock grant pro rated for the period served for the calendar year in which the termination occurs. However, Mr. Srinivasan agreed to accept a stock option grant, in lieu of a restricted stock grant, for 2008 performance.
(12)	Upon a change of control, CompuCredit is required to repurchase Mr. Srinivasan’s restricted stock and restricted stock units.

Director Compensation

During fiscal year 2008, we paid each of our independent directors an annual fee of $50,000 in cash for their directorship services. In addition, independent directors received a cash fee of $2,500 for each Board meeting attended (including telephonic attendance) and $1,000 for each committee meeting attended (including telephonic attendance) regardless of whether such committee meeting was held on the same day as a meeting of the full Board of Directors. For services in 2008, we paid additional cash fees of $25,000 to the Chairman of the Audit Committee and $5,000 to the Chairman of each of the Nominating and Corporate Governance Committee and Compensation Committee. In addition, we paid cash fees of $20,000 in 2008 to each of Messrs. Mattingly and Paumgarten for service on a special litigation committee of the Board of Directors. For more on our independent directors, please see the “Corporate Governance” section of this Proxy Statement.

On January 2, 2009, each independent director received an award of 28,000 shares of restricted stock. Each award vests in two equal annual installments beginning on the first anniversary of the grant date and is subject to other terms and conditions imposed by the 2008 Plan and the standard form of award agreement under that plan. All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors or its committees.

For service during 2009, our independent directors will receive a $50,000 annual retainer to be paid in cash. The cash fees payable for meeting attendance and for service as a committee chair will remain the same for 2009.

We do not currently provide our non-independent directors with any additional compensation, including equity grants, for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

The following table sets forth information concerning the compensation of our non-management directors for the year ended December 31, 2008.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Gregory J. Corona	$89,000	$50,000	$139,000
Frank J. Hanna, III	—	—	—
Deal W. Hudson	$90,000	$50,000	$140,000
Mack F. Mattingly	$109,000	$50,000	$159,000
Nicolas B. Paumgarten	$89,500	$50,000	$139,500
Thomas G. Rosencrants	$122,000	$50,000	$172,000

(1)	As of December 31, 2008, our non-management directors held the following equity awards:

Name	Stock Options	Restricted Stock
Gregory J. Corona	10,000	3,918
Frank J. Hanna, III	—	—
Deal W. Hudson	10,000	3,918
Mack F. Mattingly	—	3,918
Nicolas B. Paumgarten	10,000	3,918
Thomas G. Rosencrants	—	3,918

Named Executive Officer Employment Agreements

We have an employment agreement with each of our named executive officers. Each of these employment agreements has an initial term of three or five years, after which the agreement continues indefinitely until it is terminated by either us or the officer. On December 23, 2008, we entered into amended and restated employment agreements with each of our named executive officers to comply with the requirements of Section 409A of the Code. The amendments to the employment agreements:

•	provide for definitive provisions regarding the timing and form of payments; and

•	add, as appropriate, the required delay for payments upon a “separation of service.”

David G. Hanna.    Pursuant to the amended and restated employment agreement with David G. Hanna dated December 23, 2008, Mr. Hanna shall serve as Chief Executive Officer of CompuCredit and shall be entitled to receive an annual base salary of $50,000. No severance or other benefits will be paid by CompuCredit to Mr. Hanna upon his termination of employment. The initial three-year term of Mr. Hanna’s agreement has been completed and now the agreement continues indefinitely until it is terminated by either us or Mr. Hanna.

J.Paul Whitehead, III.    Pursuant to the amended and restated employment agreement with J.Paul Whitehead, III dated December 23, 2008, Mr. Whitehead shall serve as Chief Financial Officer of CompuCredit. Mr. Whitehead is entitled to receive an annual base salary of $800,000. If Mr. Whitehead is terminated without cause or if Mr. Whitehead terminates his employment for “good reason,” he will be entitled to receive (i) his then current base salary for 12 months from the date of his termination; plus, (ii) an amount equal to the largest cash bonus he received since December 23, 2008. In addition, he will become fully vested in all equity awards that he has received and we will continue Mr. Whitehead’s medical, disability and life insurance benefits for 24 months from the date of his termination, unless earlier he becomes eligible for such benefits with another employer. In the event Mr. Whitehead’s employment is terminated by us for “cause,” or if he leaves his position without “good reason,” Mr. Whitehead may be entitled to receive a prorated bonus. In the event of a termination due to “disability,” Mr. Whitehead’s restricted stock awards will vest immediately, he will be entitled to receive an additional three months of salary and he may be entitled to receive a prorated bonus. In the event Mr. Whitehead’s employment is terminated due to his death, his restricted stock awards will vest immediately and his estate may be entitled to receive a prorated bonus. No other severance or other benefits will be paid by us to Mr. Whitehead upon his termination of employment. The initial three-year term of Mr. Whitehead’s agreement has been completed and now the agreement continues indefinitely until it is terminated by either us or Mr. Whitehead.

Richard W. Gilbert.    Pursuant to the amended and restated employment agreement with Richard W. Gilbert dated December 23, 2008, Mr. Gilbert shall serve as Chief Operating Officer of CompuCredit and shall be entitled to receive an annual base salary of $175,000. No severance or other benefits will be paid by CompuCredit to Mr. Gilbert upon his termination of employment. The initial three-year term of Mr. Gilbert’s agreement has been completed and now the agreement continues indefinitely until it is terminated by either us or Mr. Gilbert.

Richard R. House, Jr.    Pursuant to the amended and restated employment agreement with Richard R. House, Jr. dated December 23, 2008, Mr. House shall serve as President of CompuCredit. Mr. House is entitled to receive an annual base salary of $1,000,000 and is eligible to receive a performance-based annual bonus. No severance or other benefits will be paid by CompuCredit to Mr. House upon his termination of employment. The initial three-year term of Mr. House’s agreement has been completed and now the agreement continues indefinitely until it is terminated by either us or Mr. House.

K.K. Srinivasan.    Pursuant to the amended and restated employment agreement with K.K. Srinivasan dated December 23, 2008, Mr. Srinivasan shall serve as President (Credit Cards) of CompuCredit. Mr. Srinivasan is entitled to receive an annual base salary of $700,000 and a performance-based annual bonus. In the event

Mr. Srinivasan’s employment is terminated by us other than for “cause,” or if he leaves his position for “good reason,” Mr. Srinivasan will be entitled to receive (i) his then current base salary for the lesser of the time from the termination date through December 31, 2011, or 24 months from the date of his termination; plus, (ii) a restricted stock grant prorated for the period served for the calendar year in which the termination occurs. In addition, he will become fully vested in all equity awards that he has received and we will continue Mr. Srinivasan’s medical, disability and life insurance benefits for 24 months from the date of his termination, unless earlier he becomes eligible for such benefits with another employer. In the event of a termination due to “disability,” Mr. Srinivasan’s restricted stock that was awarded prior to the commencement of the disability will vest immediately and he will be entitled to receive an additional three months of salary. No other severance or other benefits will be paid by us to Mr. Srinivasan upon his termination of employment. The initial term of Mr. Srinivasan’s agreement expires on January 1, 2012, unless sooner terminated in accordance with its terms.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Mattingly, Paumgarten and Rosencrants. None of the members of the Compensation Committee is a current or former officer or employee of CompuCredit or any of our subsidiaries. There are no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

We maintain two stock-based employee compensation plans—the 2008 Plan and the Amended and Restated Employee Stock Purchase Plan, which we refer to as the “ESPP.” The 2008 Plan provides for grants of (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; and (v) other stock or cash-based incentive awards. The maximum aggregate number of shares of common stock that may be issued under this plan and to which awards may relate is 2,000,000 shares. Upon shareholder approval of the 2008 Plan in May 2008, all remaining shares available for grant under our previous stock option and restricted stock plans were terminated.

All employees, excluding executive officers, are eligible to participate in the ESPP. Under the ESPP, employees can elect to have up to the lesser of 100% of their annual wages or $8,500 withheld to purchase CompuCredit common stock. The amounts deducted and accumulated by each participant are used to purchase shares of common stock at the end of each one-month offering period. The price of stock purchased under the ESPP is approximately 85% of the fair market value per share of our common stock on the last day of the offering period. The following table provides information about option awards under our current and former equity incentive plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)
Equity compensation plans previously approved by security holders	840,664	$31.04	1,727,166
Equity compensation plans not approved by security holders	—	—	—

Total	840,664	$31.04	1,727,166

(1)	Does not include outstanding shares of previously awarded restricted stock.
(2)	Includes 1,577,619 options or other share-based awards available under our 2008 Plan and 149,547 shares available under our ESPP as of December 31, 2008.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Thomas G. Rosencrants (Director) and two family members as joint tenants with right of survivorship own $200,000 principal amount of our 3.625% Convertible Senior Notes due May 30, 2025 (the “3.625% Notes”). The 3.625% Notes mature on May 30, 2025, unless earlier converted, redeemed or repurchased, and bear interest at a rate of 3.625% per year. Interest is payable semi-annually in arrears. Mr. Rosencrants also has two immediate family members who own $200,000 aggregate principal amount of the 3.625% Notes. As of the Record Date, CompuCredit has paid the Rosencrants family an aggregate of $3,625 of interest and no principal on these notes.

K.K. Srinivasan (President (Credit Cards)) owns $2,000,000 principal amount of our 5.875% Convertible Senior Notes due November 30, 2035 (the “5.875% Notes”). The 5.875% Notes mature on November 30, 2035, unless earlier converted, redeemed or repurchased, and bear interest at a rate of 5.875% per year. Interest is payable semi-annually in arrears. Mr. Srinivasan’s wife owns $1,000,000 principal amount of our 3.625% Notes. As of the Record Date, CompuCredit has paid the Srinivasans an aggregate of $76,875 of interest and no principal on these notes.

J.Paul Whitehead, III (Chief Financial Officer) owns $215,000 principal amount of our 3.625% Notes. As of the Record Date, CompuCredit has paid Mr. Whitehead an aggregate of $3,897 of interest and no principal on these notes.

The Rosencrants family, the Srinivasan family and Mr. Whitehead purchased the 3.625% Notes and the 5.875% Notes described above at prevailing market prices from unrelated third parties.

Under a shareholders agreement into which we entered with David G. Hanna (Chairman and Chief Executive Officer), Frank J. Hanna, III (Director), Richard R. House, Jr. (President and Director), Richard W. Gilbert (Chief Operating Officer and Vice Chairman) and certain trusts that were or are affiliates of the Hannas following our initial public offering, if (i) one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding Common Stock, each of the other shareholders that is a party to the agreement may elect to sell its shares to the purchaser on the same terms and conditions, and (ii) shareholders that are a party to the agreement owning more than 50% of the Common Stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

In June 2007, we entered into a sublease for 1,000 square feet of excess office space at our new Atlanta headquarters, with HBR Capital, Ltd., a company co-owned by David G. Hanna and Frank J. Hanna, III. The sublease rate of $22.44 per square foot is the same as the rate that we pay on the prime lease. This sublease expires in May 2022.

In June 2007, a partnership formed by Richard W. Gilbert, Richard R. House, Jr., J.Paul Whitehead III, Krishnakumar Srinivasan and other individual investors (including an unrelated third-party individual investor) acquired £4.7 million ($9.2 million) of class “B” notes originally issued to another investor out of our U.K. Portfolio securitization trust. The acquisition price of the notes was the same price at which the original investor had sold $60 million of notes to another unrelated third party. As of the Record Date, the outstanding balance of the notes held by the partnership was £1.0 million ($1.6 million). The notes held by the partnership comprised approximately 0.5% of the $287.4 million in total notes within the trust on the Record Date and are subordinate to the senior tranches within the trust. The class “B” tranche bears interest at LIBOR plus 9%. The partnership received $0.7 million of interest payments from January 1, 2008 through the Record Date.

In December 2006, we established a contractual relationship with Urban Trust Bank, a federally chartered savings bank (“Urban Trust”), pursuant to which we purchase credit card receivables underlying specified Urban

Trust credit card accounts. Under this arrangement, in general Urban Trust is entitled to receive 5% of all payments received from cardholders and is obligated to pay 5% of all net costs incurred by us in connection with managing the program, including the costs of purchasing, marketing, servicing and collecting the receivables. Because the parties agreed in 2008 to waive Urban Trust’s requirements to pay 5% of all net costs incurred by us, Urban Trust’s interest in future net payments received from cardholders is only 2.7% as of December 31, 2008; its interests are netted against securitized earnings assets on our consolidated balance sheets. Frank J. Hanna, Jr., who is the father of our Chairman and Chief Executive Officer, David G. Hanna, and one of our directors, Frank J. Hanna, III, owns a substantial minority interest in Urban Trust and serves on its Board of Directors. In December 2006, Urban Trust deposited $0.7 million with us to cover its share of future expenses of the program. Also in December 2006, we deposited $0.3 million with Urban Trust to cover purchases by Urban Trust cardholders. Through December 31, 2008, Urban Trust used all of the $0.7 million deposit to fund its share of the net costs of the program and made certain net additional contributions to cover further growth. As of December 31, 2008, our deposit with Urban Trust grew to $2.4 million, corresponding to growth in purchases by Urban Trust cardholders.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of our Board of Directors. In accordance with our Audit Committee’s charter, the Audit Committee must review and approve in advance all related party transactions. For these purposes, a “related party transaction” refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

In addition, all of our employees, officers and directors are required to comply with the CompuCredit Corporation Code of Ethics. The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of CompuCredit, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected. Any transaction between CompuCredit and another party on terms that are reasonably believed to be at least as favorable as the terms that we otherwise could have obtained from an unrelated third party shall not create a conflict of interest or cause a violation of the Code of Ethics, provided that (i) with respect to the directors and any member of senior management, the Audit Committee of the Board was given prior notice of such transaction and (ii) with respect to all other employees, our General Counsel was given prior notice of such transaction. The rules in the Code of Ethics regarding conflicts of interest not only apply to all of our employees, officers and directors, but also to immediate family members and certain business associates of our employees, officers and directors.

There were no transactions that were required to be reported under “Related Party Transactions—Transactions with Related Persons” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date. The information is provided with respect to (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of Common Stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of the Record Date (including shares subject to restrictions that lapse within 60 days of the Record Date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Shareholder	Number of Shares	Percent of Class
Five Percent Shareholders (other than directors and named executive officers):
J.P. Morgan Corsair II Capital Partners, L.P.(1)	2,938,842	5.7%

Directors and Named Executive Officers:
Gregory J. Corona(2)(3)(4)	53,387	*
Richard W. Gilbert(4)(5)	1,655,220	3.2%
David G. Hanna(6)(7)	14,172,850	27.3%
Frank J. Hanna, III(6)(8)	14,172,851	27.3%
Richard R. House, Jr.(3)(9)	834,563	1.6%
Deal W. Hudson(3)	34,513	*
Mack F. Mattingly(3)(4)	59,555	*
Nicholas B. Paumgarten(3)(10)	2,976,529	5.7%
Thomas G. Rosencrants(3)(11)	70,187	*
K.K. Srinivasan(3)(11)	314,431	*
J.Paul Whitehead, III(3)(11)	94,566	*
Directors and executive officers as a group (11 persons)	34,438,652	66.4%

(1)

Based on a Schedule 13G/A filed by J.P. Morgan Corsair II Capital Partners, L.P. (“Corsair Capital”) with the SEC on February 14, 2007 and information provided by Corsair Capital. The address of the indicated holder is c/o Corsair Investments, LLC, 717 5th Avenue, 24th Floor, New York, New York 10022-8125.

(2)	Includes 14,075 shares of Common Stock pledged as collateral for a margin account with a securities broker, against which no loan amounts were outstanding as of the Record Date.

(3)	Includes shares of restricted stock over which the holder has sole voting but no investment power, as set forth below:

Director or Officer	Shares of Restricted Stock
Gregory J. Corona	31,918
Richard R. House, Jr.	250,000
Deal W. Hudson	31,918
Mack F. Mattingly	31,918
Nicholas B. Paumgarten	31,918
Thomas G. Rosencrants	31,918
K.K. Srinivasan	6,639
J.Paul Whitehead, III	45,582

(4)	Includes shares of Common Stock deemed indirectly beneficially owned, as set forth below:

Director or Officer	Shares of Common Stock Indirectly Held by the Director or Officer		Nature of Indirect Beneficial Ownership
Gregory J. Corona	700		By IRA
Richard W. Gilbert	967,000	*	By Gilbert Capital LLC
Richard W. Gilbert	400,707	*	By Gilbert & Gilbert, LLLP, a family limited partnership
Mack F. Mattingly	42	**	By Spouse

*	The indicated individual has disclaimed beneficial ownership of the shares, except to the extent of his pecuniary interest therein.
**	The indicated individual has disclaimed beneficial ownership of the shares.

(5)	Includes 375,855 shares of Common Stock pledged by Gilbert & Gilbert, LLLP to a securities broker pursuant to a pre-paid forward contract.
(6)	The address of the indicated holders is c/o CompuCredit Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328.
(7)	Includes 7,168,957 shares of Common Stock held by Bravo Trust Two and 737,968 shares of Common Stock held by Rainbow Trust Two Nevada. David G. Hanna serves as the President of Bravo Two Company, Inc., which is the sole trustee of Bravo Trust Two and Rainbow Trust Two Nevada. David G. Hanna and members of David G. Hanna’s immediate family are the beneficiaries of both of these trusts.
(8)	Includes 7,168,957 shares of Common Stock held by Bravo Trust One and 737,968 shares of Common Stock held by Rainbow Trust One Nevada. Frank J. Hanna, III serves as the President of Bravo One Company, Inc., which is the sole trustee of Bravo Trust One and Rainbow Trust One Nevada. Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family are the beneficiaries of both of these trusts.
(9)	Includes (i) 277,900 shares of Common Stock pledged by Mr. House to secure a line of credit, against which no amounts were outstanding as of the Record Date and (ii) 150,000 shares pledged by Mr. House to a securities broker pursuant to a pre-paid forward contract.
(10)

Includes 2,938,842 shares of Common Stock owned by Corsair Capital. Mr. Paumgarten is Chairman and a member of the Investment Committee of Corsair II, L.L.C., which is the general partner of Corsair II, L.P., which is the general partner of Corsair Capital. Mr. Paumgarten disclaims beneficial ownership of these shares. The address of Mr. Paumgarten is c/o Corsair Investments, LLC, 717 5th Avenue, 24th Floor, New York, New York 10022-8125.

(11)	Excludes shares issuable upon conversion of convertible notes because the notes are not expected to be convertible into Common Stock within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of CompuCredit. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2008 fiscal year our insiders complied with all applicable filing requirements.

SHAREHOLDER PROPOSALS

The 2010 Annual Meeting of Shareholders is anticipated to be held in May 2010. Under Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, any proposal that a shareholder intends to be presented at the 2010 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2010 Annual Meeting, must be received by the Secretary of CompuCredit at our principal executive offices prior to December 11, 2009. However, if the 2010 Annual Meeting is held on a date more than 30 days before or after May 7, 2010, shareholder proposals for the 2010 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

If a shareholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in CompuCredit’s Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the shareholder proposes to bring before the meeting. Written notice must be received by the Secretary of CompuCredit no earlier than December 8, 2009 and no later than January 7, 2010. Any proposal brought directly before the 2009 Annual Meeting via a shareholder’s written notice will not be included in next year’s proxy statement or form of proxy to be distributed by us in connection with the 2010 Annual Meeting. In the event that our 2010 Annual Meeting is called for a date that is not within 60 days before or after May 7, 2010 (the anniversary date of the 2009 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

We reserve the right to decline to include in our proxy materials any shareholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a shareholder’s written notice upon written request to the Secretary of CompuCredit at the address listed above.

COMPUCREDIT CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2009

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2009 Annual Meeting of Shareholders of CompuCredit Corporation (“CompuCredit”) to be held on May 7, 2009 (the “Annual Meeting”) and appoints each of David G. Hanna, Richard R. House, Jr. and Rohit H. Kirpalani as a proxy, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of CompuCredit. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

1. To elect nine directors for terms expiring at the 2010 Annual Meeting of Shareholders.

NOMINEES:

☐ FOR ALL NOMINEES	m Gregory J. Corona m Richard W. Gilbert m David G. Hanna m Frank J. Hanna, III m Richard R. House, Jr. m Deal W. Hudson m Mack F. Mattingly m Nicholas G. Paumgarten m Thomas G. Rosencrants
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXYCARD TO US

PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:

Signature of Shareholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 7, 2009:

The Proxy Statement and the 2008 Annual Report to Shareholders are available at www.compucredit.com/2009AnnualMeeting.